Exhibit 99.1

         Journal Register Company Announces Third Quarter 2006 Results

    YARDLEY, Pa.--(BUSINESS WIRE)--Oct. 12, 2006--Journal Register Company (NYSE: JRC) today reported net income of $7.3 million, or $0.19 per diluted share, for the quarter ended September 24, 2006, as compared to net income of $11.5 million, or $0.28 per diluted share, for the quarter ended September 25, 2005.

    Chairman and CEO Robert M. Jelenic stated, "Our third quarter financial results reflect the continued soft overall advertising environment, particularly in our Michigan cluster as a result of the slowdown in the domestic auto industry. Although our overall advertising revenues were down as compared to the third quarter of last year, our diligent cost controls throughout the Company and the strong growth of our online business enabled us to offset a significant portion of the decline of print advertising revenues. Our online operations continued to perform exceptionally well, driven in part by JobsInTheUS."

    Mr. Jelenic added, "Despite the decline in earnings, we continued to generate significant free cash flow, which was $7.5 million, or $0.19 per diluted share, for the third quarter of 2006. Even though the local ad environment is very challenging, especially in our Michigan cluster, we expect solid free cash flow generation in the fourth quarter, led by improvement in our overall print advertising trends, continued strength in online revenues and diligent cost controls."

    Total revenues for the quarter ended September 24, 2006 were $131.7 million, as compared to total revenues of $137.3 million for the third quarter of 2005.

    For comparison purposes, the Company's revenues are presented, where noted, on a pro forma basis, which assumes that all properties owned in the current period were owned in both the current and prior year periods. Certain operating expenses are presented, where noted, on a same-store basis, which excludes the results of the Company's acquisitions from the current and prior year periods.

    Total advertising revenues for the third quarter of 2006 decreased
4.8 percent to $102.4 million, as compared to $107.6 million for the third quarter of 2005. On a pro forma basis, advertising revenues for the third quarter of 2006 decreased 5.9 percent.

    Revenue Performance by Category:

    Online

    The Company continued to post strong gains in online revenues in the third quarter of 2006. Online revenues were $4.1 million for the quarter, reflecting an increase of 29.8 percent, on a pro forma basis, as compared to the third quarter of 2005. The Company's Web sites generated 91.3 million page views during the third quarter, an increase of approximately 71 percent as compared to the prior year quarter. In September, the Company also reported 3.5 million unique visitors to its Web sites, including over one million visitors to the Company's JobsInTheUS Web sites.

    Retail

    On a pro forma basis, retail advertising revenues for the third quarter of 2006 decreased 5.1 percent as compared to the prior year quarter. The Company reported a decrease of 3.7 percent in retail advertising revenues excluding the Michigan cluster.

    Classified

    Classified advertising revenues on a pro forma basis decreased 5.5 percent in the third quarter of 2006, as compared to the prior year quarter. Pro forma classified real estate advertising revenues decreased 2.1 percent in the quarter as compared to the third quarter of last year, with four of the Company's clusters reporting increases. Excluding the Company's Michigan cluster, real estate advertising increased 2.4 percent. Growth in real estate was led by the Company's Mid-Hudson cluster, which reported a 15.7 percent increase. Pro forma classified employment advertising revenues were down 9.9 percent for the quarter, with a 22.5 percent increase in the New England Cluster and a 5.2 percent increase in the Cleveland cluster, offset by a decrease of 25.0 percent in the Company's Michigan cluster. Classified automotive advertising revenues declined in all of the Company's clusters, and were down 15.7 percent for the quarter as compared to the prior year quarter. Classified other advertising revenues increased 7.5 percent in the third quarter of 2006, as compared to the prior year quarter, with all seven of the Company's clusters reporting increases.

    National

    National advertising revenues, which represent less than five percent of the Company's advertising revenues, were down 19.4 percent, on a pro forma basis, for the quarter ended September 24, 2006, as compared to the prior year quarter.

    Circulation

    Circulation revenues were $24.8 million for the third quarter of 2006, as compared to $25.5 million in the third quarter of 2005, a decrease of 2.6 percent.

    Expenses

    The Company's non-newsprint cash operating expenses decreased 2.0 percent on a same-store basis. Newsprint expense increased approximately one percent for the quarter, reflecting an increase in unit cost of approximately nine percent on a comparable basis, partially offset by a decrease in consumption of approximately seven percent.

    Net Debt and Capital Expenditures

    The Company had $733.2 million of net debt outstanding as of September 24, 2006, reflecting a decline from $739.8 million outstanding as of the second quarter 2006 and a decrease of $12.6 million from December 25, 2005. The Company's capital expenditures in the third quarter were $9.5 million, including $2.7 million for costs in connection with the build-out of the Mount Clemens, Michigan press and mailroom facility which is on schedule to be completed in the third quarter 2007.

    Share Repurchases

    As of October 11, 2006, the Company had repurchased 3,049,337 shares of its common stock since the Company recommenced its share buyback program in April 2005, including 1,334,037 shares purchased during fiscal 2006. The Company had approximately 39.1 million shares of common stock outstanding as of October 11, 2006.

    Earnings Call Information

    The Company's third quarter 2006 earnings conference call is scheduled for 10:00 a.m. Eastern Time today and will be accessible via a live Internet Webcast and a limited number of listen-only, dial-in conference lines. The live Webcast can be accessed through Journal Register Company's Web site, www.journalregister.com, and through CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. Please access the Webcast at least ten minutes prior to the start of the call to ensure adequate connection time. An archive of the Webcast will be available at www.journalregister.com for seven days following the call.

    About Journal Register Company

    Journal Register Company is a leading U.S. newspaper publishing company. Journal Register Company owns 27 daily newspapers and 366 non-daily publications. Journal Register Company currently operates 231 individual Web sites that are affiliated with the Company's daily newspapers, non-daily publications and its network of employment Web sites. These Web sites can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in seven geographic areas: Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company owns JobsInTheUS, a network of ten premier employment Web sites in the Northeast.

    Safe-Harbor

    This release contains forward-looking information about Journal Register Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, the extent or timing of cost savings, charges, the extent of employees impacted, and statements about the future performance, operations, products and services of the Company. These forward-looking statements involve a number of risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the success of the Company's acquisition strategy, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

    Financial Measures

    In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies. All EBITDA, Free Cash Flow, Adjusted Net Income and Net Income excluding special items figures in this release are non-GAAP financial measures. EBITDA is defined as net income plus provision for income taxes, net interest expense, depreciation, amortization, and other non-cash, special or non-recurring charges. Free Cash Flow is defined as EBITDA minus capital expenditures, interest and cash income taxes. Adjusted Net Income excludes the special items that are described elsewhere in this release. EBITDA Margin is defined as EBITDA divided by total revenues. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate and compare the Company's results from operations and cash resources generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. The Company believes that the emphasis on measures of cash flow is appropriate given the generally predictable cash flow generated by the Company's operations and the short period of time it takes to convert new orders to cash. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.



                       JOURNAL REGISTER COMPANY
                CONSOLIDATED STATEMENTS OF INCOME (1)
               (In thousands, except per share amounts)

                                 Thirteen Weeks    Thirty-Nine Weeks
                                      Ended               Ended
                               ------------------- -------------------
                               September September September September
                                24, 2006  25, 2005  24, 2006  25, 2005
                               --------- --------- --------- ---------
Revenues:
   Advertising                 $102,403  $107,577  $314,244  $324,828
   Circulation                   24,822    25,488    75,114    77,177
                               --------- --------- --------- ---------
Newspaper revenues              127,225   133,065   389,358   402,005
Commercial printing and other     4,503     4,280    14,125    13,751
                               --------- --------- --------- ---------
Total revenues                  131,728   137,345   403,483   415,756
Operating Expenses:
   Salaries and employee
    benefits                     53,175    54,263   166,902   165,661
   Newsprint, ink and printing
    charges                      12,896    12,259    38,397    36,388
   Selling, general and
    administrative               19,038    18,647    59,181    59,957
   Depreciation and
    amortization                  4,769     4,685    14,191    14,293
   Other                         18,702    18,371    55,119    54,107
                               --------- --------- --------- ---------
Total operating expenses        108,580   108,225   333,790   330,406
Operating income                 23,148    29,120    69,693    85,350
Net interest expense and other  (11,291)  (10,345)  (33,172)  (28,933)
Loss on write-off of debt
 issuance costs                      --        --    (5,662)       --
                               --------- --------- --------- ---------
Income before provision for
 income taxes                    11,857    18,775    30,859    56,417
Provision for income taxes        4,587     7,251    12,046    22,022
                               --------- --------- --------- ---------
Net income                       $7,270   $11,524   $18,813   $34,395
                               --------- --------- --------- ---------
Net income per common share:
   Basic                          $0.19     $0.28     $0.47     $0.83
   Diluted                        $0.19     $0.28     $0.47     $0.82
Adjusted net income per common
 share:
   Basic                          $0.19     $0.28     $0.62     $0.83
   Diluted                        $0.19     $0.28     $0.62     $0.82
Weighted-average shares
 outstanding:
   Basic                         39,150    41,319    39,608    41,685
   Diluted                       39,188    41,809    39,636    42,048
----------------------------------------------------------------------
Other Data:
  Net income                     $7,270   $11,524   $18,813   $34,395
   Add: Provision for income
    taxes                         4,587     7,251    12,046    22,022
   Add: Loss on write-off of
    debt issuance costs              --        --     5,662        --
   Add: Net interest expense
    and other                    11,291    10,345    33,172    28,933
                               --------- --------- --------- ---------
 Operating income                23,148    29,120    69,693    85,350
   Add: Depreciation and
    amortization                  4,769     4,685    14,191    14,293
   Add: Special items                --        --     4,078        --
                               --------- --------- --------- ---------
  EBITDA                         27,917    33,805    87,962    99,643
   Less: Capital expenditures    (9,532)   (4,856)  (20,027)   (9,720)
   Less: Cash Interest expense
    and other                   (10,893)  (10,015)  (32,150)  (27,858)
   Less: Cash income taxes (2)       (4)   (3,569)   (2,237)   (8,463)
                               --------- --------- --------- ---------
 Free cash flow                  $7,488   $15,365   $33,548   $53,602
                               --------- --------- --------- ---------
 Free cash flow per diluted
  share                           $0.19     $0.37     $0.85     $1.27
                               --------- --------- --------- ---------
Net income, as reported          $7,270   $11,524   $18,813   $34,395
   Less: Special item (net of
    tax benefit)                     --        --     5,917        --
                               --------- --------- --------- ---------
Adjusted net income (3)          $7,270   $11,524   $24,730   $34,395
----------------------------------------------------------------------
Notes:
(1) Certain 2005 circulation revenue and expense items have been reclassified to conform to the Company's current financial presentation. The effect of these reclassifications is to reduce revenues with an equal decrease in operating expenses. In addition, the Company has reclassified amortization of deferred financing fees from amortization expense to interest expense. These reclassifications have no impact on EBITDA or net income.

(2) Cash income taxes represent the application of the Company's expected current year income tax liability rate to the income before provision for income taxes for each period presented, without regard to the actual timing of such payment, reduced by the benefit of the anticipated utilization of available net operating loss carry-forwards.

(3) Adjusted net income excludes the net effect of a special item of approximately $5.7 million ($3.4 million net of tax effect) in the first quarter of 2006 related to the repricing of the Company's refinanced credit facility and a $4.1 million charge ($2.5 million net of tax effect) in the second quarter related to a non-compete/separation agreement.
----------------------------------------------------------------------

    CONTACT: Journal Register Company
             Ricardo A. Venegas, 215-504-4200
             Treasurer